Exhibit 99.2
February 5, 2009
John DeBlois — 30 EASTBROOK ROAD SUITE 203, DEDHAM, MA 02026
Re:     John DeBlois — Consulting Agreement
Dear John DeBlois:
          This letter sets forth the terms of the Consulting Agreement (“Agreement”) that you have worked out with Craftmade International, Inc. The words “you”, “I”, and the “Consultant” in this agreement refer to you, John DeBlois. “Craftmade” means Craftmade International, Inc., its predecessors, successors, and assigns including and Trade Source International, Inc. The terms “we” and the “parties” include everyone, you and Craftmade
          In exchange for the agreed items below, you and Craftmade agree as follows:
A.	Consulting Period. Effective February 9, 2009, the Consultant agrees to serve as a Consultant to Craftmade until the close of business on March 6, 2009. During the Consulting Period, the consultant will be available to Craftmade employees at the direction of Marcus Scrudder, Chief Executive Officer; Brad Heimann, President and Chief Operating Officer; Brett Burford, Chief Financial Officer; Horacio Alvarado, Controller; and Ric DeCastro, Human Resources Director. The Consultant will be available as required by the Company via telephone or email to respond to questions and/or requests, and the training of Craftmade employees. Within this Consulting Period, the consultant will respond to any request within 90 minutes of such requests being made.

B.	Consulting Fee. Upon satisfactory completion of the Consulting Period, Craftmade agrees to pay the Consultant a fee totaling $25,093.46 (“Consulting Fee”) for the period covering February 9 through March 6, 2009. Craftmade also shall reimburse the Consultant for all reasonable out-of-pocket costs and expenses incurred by the Consultant during the Consulting Period in providing the consulting services, including without limitation costs and expenses for travel, lodging and meals, if any, all in accordance with Crafmade’s reimbursement policies and procedures. The Consultant will be responsible for all taxes and applicable withholdings relating to the Consulting Fee. Craftmade will pay the Consulting Fee by check made payable to John DeBlois and will deliver such Consulting Fee after the consulting period has expired provided that you have fully signed this Agreement and the Agreement is received by Ric DeCastro at Craftmade International, Inc. by February 9, 2009. If Craftmade is not satisfied with the Consultant’s performance during the Consulting Period, Craftmade may terminate the Consulting Period at any time without notice and you will not be eligible for the Consulting Fee.

Craftmade and the employee understand that no employment relationship exists during the Consulting Period between Craftmade and the consultant. The Consultant

January 30, 2009

understands and agrees that he is an independent contractor under the meaning of the Fair Labor Standards Act.
Knowing and Voluntary Execution. If this Agreement is acceptable to you, please sign this Agreement and return it to Ric DeCastro, Craftmade International, Inc., on or before February 9, 2009 at 5:00 p.m. By signing this Agreement, you acknowledge that:
(a)	You have carefully read this Agreement and fully understand it

(b)	Knowingly and voluntarily agree to all of the terms set forth in this Agreement and agree to be bound by this Agreement;
ACCEPTED AND AGREED TO:

By:	Craftmade International, Inc.

/s/ John DeBlois	By:	/s/ Ric DeCastro

John DeBlois		Ric DeCastro
Consultant		Human Resources

Date: February 5, 2009	Dated: February 5, 2009

Initials Craftmade	Page 2 of 2	Initials